CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Columbia ETF Trust I of our report dated December 20, 2024, relating to the financial statements and financial highlights which appears in Columbia Research Enhanced Value ETF’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Other Service Providers”, “Comparison of Acquiring Fund and Target Fund Service Providers” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

September 19, 2025